Exhibit 99.2

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	As Adjusted				As Reported
	Three months ended		Six months ended		Three months ended		Six months ended
	July 3, 2011%		July 3, 2011%		July 3, 2011%		July 3, 2011%
Revenue
Product	$7,601	100%	$14,653	96%	$7,601	100%	$14,653	96%
Government contract	18	0%	628	4%	18	0%	628	4%

Total revenue	7,619	100%	15,281	100%	7,619	100%	15,281	100%
Cost of revenue
Product	3,798	50%	7,449	49%	3,798	50%	7,449	49%
Government Contract	—	0%	180	1%	—	0%	180	1%

Total cost of revenue	3,798	50%	7,629	50%	3,798	50%	7,629	50%

Gross profit (loss)	3,821	50%	7,652	50%	3,821	50%	7,652	50%

Research and development expense	3,074	40%	5,464	36%	3,074	40%	5,464	36%
Selling, general and administrative expense	2,719	36%	5,342	35%	2,609	34%	5,232	34%
Restructuring expense	3,054	40%	3,054	20%	(52)	-1%	(52)	0%
Merger-related expense	778	10%	1,885	12%	778	10%	1,885	12%
Shareholder settlement expense	—	0%	1,064	7%	—	0%	1,064	7%

Total operating expenses	9,625	126%	16,809	110%	6,409	84%	13,593	89%

Loss from operations	(5,804)	-76%	(9,157)	-60%	(2,588)	-34%	(5,941)	-39%

Interest income (expense)	(47)	-1%	(143)	-1%	(47)	-1%	(143)	-1%
Other income (expense)	58	1%	70	0%	58	1%	70	0%

Loss before provision for (benefit from) income taxes	(5,793)	-76%	(9,230)	-60%	(2,577)	-34%	(6,014)	-39%
Provision for income taxes	(7)	0%	(12)	0%	(7)	0%	(12)	0%

Net loss	(5,800)	-76%	(9,242)	-60%	(2,584)	-34%	(6,026)	-39%

Net loss per share - basic and diluted	$(0.42)		$(0.70)		$(0.19)		$(0.46)

Weighted average number of shares used in per share calculations - basic and diluted	13,906		13,107		13,906		13,107

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As Adjusted July 3, 2011	As Reported July 3, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,136	$9,136
Short-term investments	9,138	9,138
Accounts receivable, net	5,014	5,014
Inventories	2,464	2,464
Prepaid and other current assets	613	613

Total current assets	26,365	26,365
Property and equipment, net	5,044	5,044
Intangible assets, net	6,026	6,026
Goodwill	9,860	11,985
Restricted cash	261	261
Other assets	567	567

Total assets	$48,123	$50,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,545	$3,545
Accrued and other current liabilities	6,062	5,952
Accrued restructuring	1,791	1,791
Line of credit and debt	877	877

Total current liabilities	12,275	12,165
Pension liabilities	234	234
Other long-term liabilities	1,203	1,203

Total liabilities	13,712	13,602
Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of July 3, 2011; 21,505,599 and 12,210,264 issued and outstanding as of July 3, 2011 and December 31, 2010, respectively.
Common stock, $0.001 par value	22	22
Additional paid-in capital	116,779	115,798
Accumulated deficit	(82,595)	(79,379)
Accumulated other comprehensive income	205	205

Total stockholders’ equity	34,411	36,646

Total liabilities and stockholders’ equity	$48,123	$50,248